Exhibit 99.1

Finjan and FireEye Enter Patent License Agreements

EAST PALO ALTO, Calif. and MILPITAS, Calif. – January 2, 2018 – Finjan Holdings, Inc. (Nasdaq: FNJN) and FireEye, Inc. (NASDAQ: FEYE) today announced they entered into Confidential Patent License Agreements on December 29, 2017, whereby the companies resolved all pending litigation matters and granted each other cross-licenses going forward.

Under the terms of the Agreements, FireEye agreed to pay Finjan a one-time net settlement amount of approximately $12.5 million payable in cash, which consists of $17.5 million payable to Finjan and $5 million receivable from Finjan, in exchange for the following:

•	Resolve and settlement of all claims between FireEye and Finjan, and

•
Cross-license between the companies, associated affiliates, and counterparts worldwide, for the life of the patents for any issued patents and any patent applications filed on or before the first anniversary of the date of the Agreements.

The remaining terms of the Agreements are confidential.

About Finjan
Established over 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation.
About FireEye, Inc.
FireEye is the intelligence-led security company. Working as a seamless, scalable extension of customer security operations, FireEye offers a single platform that blends innovative security technologies, nation-state grade threat intelligence, and world-renowned Mandiant® consulting.  With this approach, FireEye eliminates the complexity and burden of cyber security for organizations struggling to prepare for, prevent, and respond to cyber attacks. FireEye has over 6,300 customers across 67 countries, including more than 40 percent of the Forbes Global 2000.
FireEye and Mandiant are registered trademarks or trademarks of FireEye, Inc. in the United States and other countries. All other brands, products, or service names are or may be trademarks or service marks of their respective owners.

Finjan Investor Contacts:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com

FireEye Media Contact:
Dan Wire
FireEye, Inc.
415-895-2101
dan.wire@fireeye.com

FireEye Investor Contact:
Kate Patterson
FireEye, Inc.
408-321-4957
kate.patterson@fireeye.com